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                                                                      Exhibit 21

                Subsidiaries of American Dental Partners, Inc.

    PDHC, Ltd., a Minnesota corporation
    Texas Dental Partners, Inc., a Texas corporation
    Smileage Dental Care, Inc., a Wisconsin corporation
    American Dental Partners of Louisiana, Inc., a Delaware corporation Soster Dental, Inc., a Pennsylvania corporation
    American Dental Partners of Wisconsin, Inc., a Delaware corporation Apple Park Associates, Inc., a Delaware corporation
    Orthocare, Ltd., a Minnesota corporation
          H/P Orthocare, Inc., a Minnesota corporation
          M/C Orthocare, Inc., a Minnesota corporation
          DC Orthocare, Ltd., a Wisconsin corporation
          MW Orthocare, Ltd., a Wisconsin corporation
    Dental Specialty Management, Ltd., a Minnesota corporation
    Oral Healthcare Corporation, a Delaware Corporation